December 2015 Pricing Sheet dated December 16, 2015 relating to Preliminary Terms No. 514 dated November 25, 2015 Registration Statement No. 333-199966 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 20, 2018
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS — December 16, 2015
Issuer:		JPMorgan Chase & Co.
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$1,897,000
Payment at maturity:
If the final index value is greater than the initial index value, for each $10 stated principal amount Buffered PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS,
$10
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS,
($10 × index performance factor) + $1.00
This amount will be less than the stated principal amount of $10 per Buffered PLUS.  However, subject to the credit risk of JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 3,246.78
Final index value:		The closing level of the underlying index on the valuation date
Leverage factor:		200%
Buffer amount:		10.00%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$14.10 (141.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:		$1.00 per Buffered PLUS (10.00% of the stated principal amount)
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:		December 16, 2015
Original issue date (settlement date):		December 21, 2015
Valuation date:
December 17, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date —  Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
December 20, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:		48127Y144 / US48127Y1441
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.25(2)	$9.70
$0.05(3)
Total	$1,897,000.00	$56,910.00	$1,840,090.00
(1)
See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Buffered PLUS.

(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.25 per $10 stated principal amount Buffered PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).   See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Buffered PLUS.
The estimated value of the Buffered PLUS on the pricing date as determined by JPMS was $9.729 per $10 stated principal amount Buffered PLUS.  See “Additional Information about the Buffered PLUS — JPMS’s estimated value of the Buffered PLUS” in the accompanying preliminary terms for additional information.
The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering  and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Buffered PLUS” in the accompanying preliminary terms.
Preliminary terms no. 514 dated November 25, 2015: http://www.sec.gov/Archives/edgar/data/19617/000095010315009082/dp61450_fwp-514.htm
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

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